Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288790

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated November 10, 2025)

Secondary Offering of 5,218,690 Shares of Common Stock

Primary Offering of 5,750,000 Shares of Common Stock Underlying Public Warrants

New Era Energy & Digital, Inc.

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of November 10, 2025 (as supplemented on November 14, 2025 and as may be further supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-288790).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on January 20, 2026 (the “Recent Report”). Accordingly, we have attached the Recent Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), is listed on The Nasdaq Global Market under the symbol “NUAI”, and our warrants to purchase shares of Common Stock (the “Tradeable Warrants”) are listed on The Nasdaq Stock Market under the symbol “NUAIW.” On January 16, 2026, the last reported sales price of the Common Stock was $4.33 per share, and the last reported sales price of the Tradeable Warrants was $0.9896 per Tradeable Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

January 16, 2026

Date of Report (Date of earliest event reported)

NEW ERA ENERGY & DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-42433	99-3749880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4501 Santa Rosa Dr. Midland, TX	79707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 695-6997

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NUAI	The Nasdaq Stock Market LLC
Warrants	NUAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On January 16, 2026, New Era Energy & Digital, Inc. (the “Company”) completed its previously announced acquisition of SharonAI, Inc.’s (“SharonAI”) equity interests in Texas Critical Data Centers LLC (“TCDC”) pursuant to the Membership Interest Purchase Agreement, dated as of January 16, 2026, by and between the Company and SharonAI (the “Purchase Agreement” and the transactions contemplated thereby, the “Transaction”).

Pursuant to the Purchase Agreement, the Company acquired SharonAI’s equity interests in TCDC for an aggregate purchase price of $70 million, of which (a) $10 million is payable in cash, (b) $10 million is payable in equity securities to be issued in connection with the Company’s next equity financing transaction, and (c) $50 million is payable in the form of a senior secured convertible promissory note (the “Convertible Note”) (described further below). The entirety of the acquisition consideration is subject to a 19.99% ownership cap. The Purchase Agreement contains customary representations, warranties and covenants of the parties.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

Convertible Note

The Convertible Note matures on June 30, 2026 and has an interest rate of 10% per annum payable on the maturity date in cash. The Convertible Note is secured by the Company’s ownership in TCDC and the assets of TCDC. SharonAI may convert 20% of the Convertible Note into shares of the Company’s common stock, par value $0.0001 (the “common stock”), at a conversion price equal to the 30-day volume-weighted average price of the common stock prior to the conversion date. The conversion price for the Convertible Note has a floor of 20% of the market price on the closing date of the Purchase Agreement. Based on the closing share price of $4.33 on January 16, 2026, the maximum number of shares of common stock issuable pursuant to the Convertible Note, assuming a floor price of $0.87, is approximately 11.5 million. The Convertible Note contains customary affirmative and negative covenants of the Company.

The foregoing description of the Convertible Note does not purport to be complete and is qualified in its entirety by reference to the Convertible Note, a copy of which is filed herewith as Exhibit 4.1 and is incorporated by reference herein.

Waiver

On January 16, 2026, the Company entered into a Waiver and Consent (the “Waiver”) with ATW AI Infrastructure II LLC (the “Investor”) pursuant to which the Investor agreed to waive certain terms under that certain Securities Purchase Agreement, dated as of December 6, 2024, by and between the Company and the Investor (the “Securities Purchase Agreement”), that would have limited or prohibited the transactions contemplated by the Purchase Agreement. In exchange for such Waiver, the Company and the Investor agreed to reduce the exercise price of the First Tranche Warrants (as defined in the Securities Purchase Agreement) to $2.00. As a result of such reduced exercise price, the maximum number of shares of common stock issuable pursuant to the First Tranche Warrants is 5 million. The Company and the Investor also agreed to negotiate the issuance of an aggregate amount of up to $60 million of certain convertible preferred stock to the Investor (subject to a 4.99% ownership cap) and negotiate certain amendments to the Securities Purchase Agreement and the Existing Warrants (as defined in the Waiver).

The foregoing description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the Waiver, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

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Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K describing the Convertible Note is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The securities of the Company were or will be issued upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

On January 16, 2026, the Company issued a press release announcing the Transaction and a separate press release announcing the Company’s partnership with Primary Digital Infrastructure to co-develop TCDC. Copies of the press releases are furnished as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 and the attached Exhibit 99.1 and Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

The Company will file any required financial statements and pro forma financial information related to the Transaction by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Description
2.1*	Membership Interest Purchase Agreement, dated January 16, 2026, by and between the Company and SharonAI.
4.1	Senior Secured Convertible Promissory Note, dated January 16, 2026.
10.1	Consent and Waiver, dated January 16, 2026, by and between the Company and the Investor.
99.1	Press Release of the Company, dated January 16, 2026.
99.2	Press Release of the Company, dated January 16, 2026.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

*	Certain of the exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2026

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

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Exhibit 2.1

Execution Version

MEMBERSHIP Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 16, 2026, is entered into between SharonAI, Inc., a Delaware corporation (“Seller”), and New Era Energy & Digital, Inc., a Nevada corporation (“Buyer”).

Recitals

WHEREAS, Seller and Buyer are each parties to the Limited Liability Company Agreement, dated as of January 21, 2025 (the “LLC Agreement”), of Texas Critical Data Centers LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller owns Membership Interests (as defined in the LLC Agreement) of the Company constituting 50% of the Percentage Interest (as defined in the LLC Agreement) of the Company (the “Purchased Interests”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Purchased Interests, for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Interests shall be $70,000,000 (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller as follows:

(a) $150,000 was paid by Buyer to Seller in cash as a non-refundable deposit on December 29, 2025.

(b) $9,850,000 shall be paid in cash by wire transfer to Seller (the “Delayed Closing Payment”) on or before the earlier of: (i) March 31, 2026; and (ii) the date on which Buyer receives funds (such date being the “Capital Closing”) from Buyer’s Next Equity Financing (as defined herein).

(c) $10,000,000 shall be paid by issuing to Seller certain Units (as defined herein) on or before the earlier of: (i) March 31, 2026; and (ii) the Capital Closing.

(i) “Units” will be the common stock, par value $0.0001 per share, of Buyer (“Buyer Common Stock”) sold and issued in the Next Equity Financing; provided, however, that if the securities sold and issued in the Next Equity Financing include more than solely shares of Buyer Common Stock, such as, but not limited to, Buyer Common Stock together with warrants to purchase shares of Buyer Common Stock, then “Units” will be the package of securities sold and issued in such Next Equity Financing; and provided, further, that if the Capital Closing has not occurred by March 31, 2026, then “Units” will be shares of Buyer Common Stock.

(ii) The number of Units to be issued to Seller will be calculated by dividing $10,000,000 by the price per Unit paid by investors in the Next Equity Financing, prior to any fees or discounts of any underwriters, purchasers or placement agents provided, however, that if the Capital Closing has not occurred by March 31, 2026, then the number of Units to be issued to Seller will be calculated by dividing $10,000,000 by the Conversion Price (as defined in the Note, with the Conversion Period being based on March 31, 2026).

(iii) Buyer agrees that it will use commercially reasonable efforts to file a Registration Statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”) (the “S-3 Registration Statement”) on or before January 23, 2026 for purposes of consummating a Next Equity Financing and shall use commercially reasonable efforts to cause such S-3 Registration Statement to be declared effective as promptly as practicable thereafter.

(iv) The Units issued to Seller shall be issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and shall be registered for resale pursuant to a registration statement filed with the SEC as promptly as practicable following their issuance, as further set forth in Section 1.10.

(v) Seller will execute and deliver to Buyer, and Buyer will execute and deliver to Seller, if applicable, the subscription agreement or similar document related to the Next Equity Financing; provided, that such document (A) includes customary terms and conditions and representations by Buyer about the Units, including without limitation that the shares of Buyer Common Stock included in the Units are duly authorized and, when issued and delivered, will be validly issued, fully paid and nonassessable and (B) includes terms and conditions substantially similar to, and not materially less favorable in the aggregate than the terms and conditions in the documents entered into with the other investors in the Next Equity Financing.

(vi) If the Capital Closing has not occurred by March 31, 2026, and Buyer Common Stock is issued as Units based on the Conversion Price, and the Capital Closing occurs within 90 days of March 31, 2026, and the terms of the Next Equity Financing are, on the day of their issuance, more economically favorable than those resulting from the issuance of Buyer Common Stock based on the Conversion Price (which shall be determined by reference to the trading price of the Company’s common stock on the date of issuance, and, in the case of equity-linked securities, on an as-converted basis on the date of such issuance), Buyer will promptly provide Seller with written notice thereof, and will issue to Seller the number of the same class of securities sold in the Next Equity Financing equaling the difference in value between what Seller received and what Seller would have received if the Capital Closing had occurred before March 31, 2026.

(d) $50,000,000 shall be paid by issuing and delivering to Seller the Secured Convertible Promissory Note, substantially in the form attached hereto as Exhibit A (the “Note”).

(e) Notwithstanding anything in this Agreement to the contrary, Buyer shall not issue any equity securities or equity-linked securities of Buyer to Seller, together with any other securities contemplated by this Agreement and with any other related transactions that may be considered part of the same series of transactions, that would exceed the aggregate number of shares of Buyer Common Stock that Buyer may issue in a transaction in compliance with Buyer’s obligations under the rules or regulations of the Nasdaq Stock Market LLC (the “Nasdaq Maximum”), except that such limitation shall not apply in the event that Buyer obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market LLC for issuances of shares of Buyer Common Stock in excess of such amount; and Buyer agrees to, as promptly as practicable and in no more than 90 days from the date hereof, hold a special meeting of stockholders to approve the issuance of Buyer Common Stock in excess of the Nasdaq Maximum, and if Buyer’s stockholders do not approve the issuance of Buyer Common Stock in excess of the Nasdaq Maximum at such special meeting, and if the number of shares of Buyer Common Stock is reduced due to the application of this Section 1.02(e), then Buyer shall pay to Seller in cash by wire transfer an amount equal to the difference between (A) the fair market value of the equity securities or equity-linked securities of Buyer that would have been issued to Seller but for this Section 1.02(e), minus (B) the fair market value of all of the equity securities or equity-linked securities of Buyer that actually were issued to Seller due to this Section 1.02(e). Any failure by Buyer to issue securities as a result of the limitations imposed by this Section 1.02(e) shall in no way be considered a breach or default of any provision of this Agreement so long as the cash payment is made in lieu or such issuance.

(f) For purposes of this Section 1.02, a “Next Equity Financing” shall mean a bona fide transaction or series of related transactions pursuant to which Buyer issues and sells its equity securities, or securities convertible into or exercisable for equity securities of Buyer, for the principal purpose of raising capital from third parties, resulting in aggregate gross cash proceeds to Buyer of not less than $10,000,000 whether in a transaction registered pursuant to Section 5 of the Securities Act, or in a private offering exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, a Next Equity Financing shall not include (i) issuances pursuant to any “at-the-market” offering or equity line facility; (ii) issuances of preferred stock to ATW Partners II LLC or any of its affiliates; (iii) exercises of existing options or warrants or conversions of existing Buyer securities for cash; (iv) issuances of securities as consideration in connection with mergers, acquisitions, asset purchases, or similar transactions, including earnouts or retention awards related thereto; and (v) warrants, options or other convertible securities issued in connection with any term loans, lines of credit, revolving credit facilities, notes, equipment leases or similar debt financings.

Section 1.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Sheppard Mullin Richter & Hampton LLP, 12275 El Camino Real, Suite 100, San Diego, CA 92130, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

Section 1.04 Transfer Taxes. Buyer and Seller shall each bear and pay fifty percent (50%) of any sales, use or transfer taxes (“Transfer Taxes”) that become due and payable as a result of the purchase and sale of the Purchased Interests pursuant to Section 1.01. All documentary charges or recording fees (other than Transfer Taxes), if any, that become due and payable as a result of the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes, charges or fees.

Section 1.05 Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable law. Other than withholding taxes owed as a result of the failure of Seller to deliver a valid Internal Revenue Service (“IRS”) Form W-9 pursuant to Section 4.01(g), Buyer shall provide Seller with written notice of its intent to withhold reasonably in advance of the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by law. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 1.06 Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the acquisition of the Purchased Interests by Buyer from Seller is intended to be treated as a taxable transaction in accordance with IRS Revenue Ruling 99-6, Situation 1, and, as a result, shall be treated (a) with respect to Seller, as a sale of the Purchased Interests governed by Section 741 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) with respect to Buyer, as a liquidating distribution by the Company of all of the Company’s assets to Buyer and Seller, followed by a taxable purchase by Buyer of the portion of such assets deemed distributed to Seller, and (c) as a termination of the Company as a partnership for U.S. federal and applicable state and local income tax purposes pursuant to Section 708(b)(1) of the Code, causing the Company’s taxable year to end on the Closing Date and the Company to become a disregarded entity. All items of Company income, gain, loss, deduction and credit for the Company’s taxable year ending on the Closing Date shall be allocated to the Buyer and Seller in accordance with the LLC Agreement. Buyer and Seller shall not file any tax return or take any other position inconsistent with the foregoing tax treatment, except as otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or analogous provisions of state or local law).

Section 1.07 Mutual Release of Claims.

(a) Except as otherwise explicitly set forth herein, effective as of the Closing, Buyer, and Buyer shall cause the Company to, on behalf of themselves and their respective subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Buyer Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharge Seller and its affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, but specifically excluding the Company and any affiliate of the Company immediately after the Closing (collectively, “Seller Releasees”) from any and all claims, whether known or unknown, that the Buyer Releasors have had in the past, or have now or may have in the future against the Seller Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing with respect to Seller’s ownership of the Purchased Interests and membership in the Company; provided, however, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement, the Assignment (as defined herein), the Note, the Pledge (as defined herein), the Guaranty (as defined herein) or the Security Agreement (as defined herein).

(b) Buyer, on behalf of itself and on behalf of the other Buyer Releasors (any of the foregoing, a “Buyer Releasor”), agrees not to file or permit to be filed, any Action against any Seller Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim. Buyer agrees that it and its other Buyer Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Buyer Releasors to assign, any released claim.

(c) Except as otherwise explicitly set forth herein, effective as of the Closing, Seller, on behalf of itself and its subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharge Buyer, the Company and their respective affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, but specifically including the Company and any affiliate of the Company immediately after the Closing (collectively, “Buyer Releasees”) from any and all claims, whether known or unknown, that the Seller Releasors have had in the past, or have now or may have in the future against the Buyer Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing that relate to the Purchased Interests or Buyer’s status as a “Member” under the LLC Agreement; provided, however, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement, the Assignment, the Note, the Pledge, the Guaranty or the Security Agreement.

(d) Seller, on behalf of itself and on behalf of the other Seller Releasors (any of the foregoing, a “Seller Releasor”), agrees not to file or permit to be filed, any Action against any Buyer Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim. Seller agrees that it and its other Seller Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Seller Releasors to assign, any released claim.

(e) Each of Buyer and Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge, including Section 1542 of the California Civil Code which provides the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” To the extent allowed by applicable law, each of Buyer and Seller, on behalf of itself and on behalf of the other Buyer Releasors or Seller Releasors, as applicable, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such person otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such person to be true; and with such understanding and agreement, each of Buyer and Seller, on behalf of itself and on behalf of the other Buyer Releasors or Seller Releasors, as applicable, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

Section 1.08 Post-Closing Access.

(a) Seller and Buyer shall, and Buyer shall cause the Company and any applicable affiliates to, preserve and keep all books and records and all information relating to the accounting, legal, tax, regulatory, business and financial affairs that are retained by Seller or any of its affiliates, or are obtained by Buyer hereunder, or otherwise kept by Buyer, as the case may be, which information relates to the Company, for a period of five (5) years after the Closing Date, or for any longer period as may be (i) required by law (including any statute of limitations and applicable extensions thereof) or any governmental authority or (ii) reasonably necessary with respect to the prosecution or defense of any legal or regulatory Action (as defined herein) that is then pending or threatened or audit and with respect to which the requesting party has notified the other parties as to the need to retain such books, records or information.

(b) Following the Closing until the earlier of (i) five (5) years after the Closing Date or (ii) such time as such information is no longer retained by Buyer in accordance with Section 1.08(a), Buyer, the Company and any applicable affiliates shall permit Seller or its affiliates and their authorized representatives to have reasonable access and inspection rights (at Seller’s sole cost and expense) during normal business hours, upon reasonable prior written notice to Buyer, the Company or such affiliates, to the books and records of the Company to the extent that such access may be reasonably required in connection with (i) any tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to Seller or its affiliates or the operation of the Company prior to the Closing or relating to any insurance claims, or (iv) any governmental filing or regulatory matter.

(c) Following the Closing until the earlier of (i) five (5) years after the Closing Date or (ii) such time as such information is no longer retained by Seller in accordance with Section 1.08(a), Seller shall permit Buyer or its affiliates and their authorized representatives to have reasonable access and inspection rights (at Buyer’s sole cost and expense) during normal business hours, upon reasonable prior notice to Seller, to the information described in Section 1.08(a) to the extent that such access may be reasonably required in connection with (i) any tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to the Company, (iv) any governmental filing or regulatory matter or (v) any other valid legal or business purpose.

Section 1.09 Confidentiality. Seller hereby acknowledges that in connection with its ownership of the Purchased Interests, Seller and its affiliates have received, and may continue to receive until the Closing Date, certain confidential information concerning the business, strategies, operations, financial affairs, trade secrets, intellectual property, organizational and personnel matters, policies, procedures and other proprietary non-public matters of the Company (the “Confidential Information”). Seller hereby agrees that it shall keep such Confidential Information confidential and shall not, and shall cause its affiliates not to, disclose or use for any purpose, other than as reasonably necessary to enforce its rights under this Agreement, any Confidential Information following the Closing without the prior written consent of Buyer; provided, however, that the foregoing restrictions shall not apply to information which (i) is or becomes publicly available other than as a result of a disclosure by Seller or its affiliates in breach of this Agreement, (ii) becomes available to Seller on a non-confidential basis from a third-party source, provided that, to Seller’s knowledge, such third party is not prohibited from disclosing such information to Seller by any contractual obligation, (iii) was known or in the possession of the Seller before the formation of the Company, or (iv) is required to be disclosed by applicable law, regulation, subpoena, court order or to governmental or regulatory authorities in connection with examinations, inquiries, or approvals (in which case Seller shall promptly notify Buyer in writing prior to making any such disclosure, if legally permitted, in order to facilitate Buyer’s efforts to seek a protective order or other appropriate remedy from the proper authority, and agrees to cooperate with Buyer in seeking such order or other remedy).

Section 1.10 Registration

(a) Filing Obligation.

(i) Buyer shall, no later than 10 days following the Closing Date (the “Note Filing Deadline”), prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form (the “Note Registration Statement”) providing for the resale by the Investor of all Buyer Common Stock issuable upon conversion of the Note (“Note Registrable Securities”).

(ii) Buyer shall, no later than 10 days following the earlier of: (A) March 31, 2026; and (B) the Capital Closing (the “Unit Filing Deadline,” and each of the Unit Filing Deadline and Note Filing Deadline, a “Filing Deadline”), prepare and file with the SEC a registration statement on an appropriate form (the “Unit Registration Statement” and, together with the Note Registration Statement, the “Resale Registration Statements”) providing for the resale by the Investor of all Units issued to Seller pursuant to this Agreement (“Unit Registrable Securities” and, together with the Note Registrable Securities, the “Registrable Securities”); provided, however, that to the extent the age of the Company’s financial statements do not comply with Regulation S-X, the Company’s obligation to file such Unit Registration Statement shall be extended without penalty.

(b) Effectiveness Requirement. Buyer shall use its commercially reasonable efforts to cause the Resale Registration Statements to be declared effective by the SEC as promptly as practicable following filing, but in no event later than 30 days following the applicable Filing Deadline (or 90 days following the applicable Filing Deadline in the event of SEC review) (the “Effectiveness Deadline”).

(c) Maintenance of Effectiveness. Buyer shall keep the Resale Registration Statements continuously effective until the earliest to occur of (i) the date on which all Registrable Securities covered thereby have been sold pursuant to the applicable Resale Registration Statement, (ii) the date on which the Registrable Securities may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, or (iii) 3 years following the Closing Date.

(d) Registration Failure; Daily Accrual of Escalating Liquidated Damages. If (i) Buyer fails to file the Resale Registration Statements on or before the applicable Filing Deadline, or (ii) the Resale Registration Statements are not declared effective on or before the applicable Effectiveness Deadline (each, a “Registration Failure”), then, as liquidated damages and not as a penalty, Buyer shall pay to Seller cash liquidated damages, accruing daily, in accordance with the following schedule:

(i) Days 31–60 following the applicable deadline: $200,000, per 30-day period, accruing daily on a pro rata basis;

(ii) Thereafter: $300,000, per 30-day period, accruing daily on a pro rata basis,in an aggregate amount equal to $1,000,000.

Liquidated damages shall commence accruing on the day immediately following the applicable Filing Deadline or Effectiveness Deadline, as applicable, shall be calculated on the basis of a 30-day month, shall be payable monthly in arrears in cash, and shall cease accruing upon the date the applicable Registration Failure is cured; provided, however, that the Effectiveness Deadline shall be extended in the event of any U.S. federal government shutdown, lapse in appropriations, sequestration, or other event resulting in the closure or material degradation of the SEC’s operations that occurs following the Filing Deadline and prior to the Effectiveness Deadline (an “SEC Force Majeure”). Any such extension shall be for the same period of time for which an SEC Force Majeure existed.

(e) Nasdaq Compliance. Notwithstanding anything to the contrary herein, (i) all liquidated damages payable pursuant to this Section shall be paid solely in cash, (ii) no shares of Buyer Common Stock shall be issued in satisfaction of such obligations, and (iii) nothing herein shall require Buyer to take any action that would violate Nasdaq listing rules or require stockholder approval thereunder.

(f) Acknowledgment. Buyer and Seller acknowledge and agree that (i) the actual damages likely to result from a Registration Failure would be difficult to quantify, (ii) the foregoing liquidated damages represent a reasonable estimate of such damages and are not intended to be punitive, and (iii) the payment of liquidated damages shall not preclude Buyer from seeking specific performance of Buyer’s registration obligations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge after due inquiry of James Manning, Wolfgang Schubert or Tim Broadfoot.

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and corporate authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.02 No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party, except where the conflict, violation, default, termination, cancellation, modification, or acceleration would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; or (d) result in the creation or imposition of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”) on the Purchased Interests. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which would not, in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Interests; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 2.04 Ownership of Purchased Interests.

(a) Seller is the sole legal, beneficial, record, and equitable owner of the Purchased Interests, free and clear of all Encumbrances other than the LLC Agreement and applicable securities laws.

(b) The Purchased Interests were issued in compliance with applicable laws and were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or, to Seller’s Knowledge, the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests.

Section 2.05 Brokers. Except as set forth in the letter agreement dated December 22, 2025, between Seller’s parent company and Lucid Capital Markets, no broker, finder, investment banker or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06 Non-Foreign Status. Seller is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

Section 2.07 Seller Investment Representations. Seller is acquiring the Units and the Note for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Seller is an “accredited investor” as defined in Regulation D promulgated under Section 5 of the Securities Act. Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units and the Note. Seller acknowledges that such securities have not been registered under the Securities Act, or any state or foreign securities laws and that such securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and such securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

Section 2.08 Seller Acknowledgement. Seller is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and has the knowledge and experience to evaluate the merits and risk of such transactions. Seller acknowledges and confirms that Buyer may have, and may later come into possession of, information with respect to the Company—including its business affairs and financial condition, its business plan, its immediate and long term prospects, its resources and ability to raise additional capital, as well as its acquisition, disposition, strategic and financing opportunities generally—that is not known to Seller and that may, if known by Seller, be material to a decision to acquire, hold, or dispose of the Units and the Note. Seller acknowledges that Seller has determined to enter the transactions contemplated by this Agreement notwithstanding its lack of knowledge of the information that Buyer is in possession of or may later come into possession of. Seller agrees that neither Buyer nor any other person shall have any liability to Seller or any other person or entity that is based, and Seller waives and releases any claims that it might have against Buyer or any other person that is based, in whole or in part, on any disparity in access to the Buyer’s knowledge, information or beliefs, including, without limitation, any claims under any federal or state securities laws, common law, statute, rule or regulation, whether known or unknown and whether or not suspected by Seller to exist. Seller further agrees that the foregoing provisions shall bar any claim that Seller was deceived or fraudulently induced into proceeding with entering into this Agreement or the transactions contemplated hereby based on any disparity in access to the Buyer’s knowledge, information or beliefs or any omission regarding the same. Seller acknowledges that Buyer has no duty, fiduciary or otherwise, to inform Seller of any such information. Seller has been made aware of such disparity of information and has received satisfactory answers to any questions Seller has asked and desires to complete the transactions contemplated by this Agreement. Seller acknowledges that as a result of the foregoing possibilities or events, the value of the ownership of Buyer represented by the Units and Note may increase or decrease, in certain cases, potentially significantly, that Seller shall not participate in the appreciation in value of such securities, and shall have no claim or right to adjustment with respect to any such appreciation (or depreciation) and Buyer does not have any obligation to provide Seller any other or further protection, consideration, value or notification. Seller further acknowledges that in entering this Agreement it is relying solely on the representations and warranties set forth herein, and that all other representations and warranties of any kind are expressly disclaimed by Buyer.

Section 2.09 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, neither Seller nor any director, officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge after due inquiry of E. Will Gray II and Michael J. Rugen.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 3.03 Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05 Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE II of this Agreement; and (b) none of Seller, the Company or any other person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE II of this Agreement.

Section 3.07 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Buyer nor any director, officer, employee, or agent of Buyer has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE IV
Closing Deliveries

Section 4.01 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following:

(a) A counterpart signature page to the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit B (the “Assignment”), duly executed by Seller;

(b) A counterpart signature page to the Deed of Trust and Security Agreement, substantially in the form attached hereto as Exhibit C (the “Deed of Trust”), duly executed by Seller;

(c) A counterpart signature page to the Security and Pledge Agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”), duly executed by Seller;

(d) A counterpart signature page to the Issuer Control Agreement, substantially in the form attached hereto as Exhibit E (the “Control Agreement”), duly executed by Seller;

(e) Duly executed copies of the resignations of Seller’s representatives, if any, serving as a Manager (as defined in the LLC Agreement) of the Company or as an officer or director of the Company, such resignation to be effective as of the date hereof;

(f) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Seller, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(g) A valid IRS Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Seller; and

(h) If, and only if, Seller has not reimbursed Buyer the $2,500,000 funded by Buyer to the Company on Seller’s behalf for the Company’s purchase of the 203 acres in Ector County, Texas, then Seller will either pay to Buyer the amount so funded by Buyer and not yet reimbursed or Seller will deliver instructions to set off such amount against the Delayed Closing Payment.

Section 4.02 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Purchase Price;

(b) A counterpart signature page to the Assignment, duly executed by Buyer;

(c) The Note, duly executed by Buyer;

(d) A counterpart signature page to the Deed of Trust, duly executed by the Company;

(e) A counterpart signature page to the Security Agreement, duly executed by Buyer and the Company;

(f) The Guaranty, substantially in the form attached hereto as Exhibit F (the “Guaranty”), duly executed by the Company;

(g) A copy of the Amended and Restated Limited Liability Company Agreement, substantially in the form attached hereto as Exhibit G (the “Restated LLC Agreement”), duly executed by Buyer;

(h) A counterpart signature page to the Security Agreement, duly executed by Buyer and the Company;

(i) A counterpart signature page to the Issuer Control Agreement, duly executed by Buyer and the Company;

(j) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(k) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying as to (i) the resolutions of the board of managers (or equivalent managing body) of the Company, duly adopted and in effect, which authorize the execution, delivery, and performance of the documents to be delivered by the Company hereunder.

ARTICLE V
Indemnification

Section 5.01 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date and (b) the covenants and agreements contained herein that by their nature are required to be performed following the Closing (and all related rights to indemnification) shall survive the Closing in accordance with their terms until fully performed. For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods in this Section 5.01 are contractual statutes of limitations and any claim brought by any party pursuant to this ARTICLE V must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at the time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 5.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE V, Seller shall defend, indemnify, and hold harmless Buyer, its affiliates, and their respective directors, officers, and employees from and against all actual and documented out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; or

(c) any taxes, assessments or other governmental charges in the nature of tax imposed by a governmental authority (including any interest, penalty or addition thereto) imposed on or with respect to Seller or any of its affiliates (other than the Company or any of its subsidiaries) or direct or indirect owners thereof (including with respect to a consolidated, combined, or unitary group thereof or any tax return filed on a “pass-through” basis) or for which any of the foregoing may be liable as a transferee or successor, by operation of law, contract or other arrangement.

Section 5.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE V, Buyer shall defend, indemnify, and hold harmless Seller, its affiliates, and their respective directors, officers, and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 5.04 Indemnification Procedures.

(a) Whenever any claim shall arise for indemnification hereunder, the party to whom indemnification is owed (the “Indemnified Party”) shall promptly provide written notice of such claim (a “Claim Notice”) to the party who owed indemnification (the “Indemnifying Party”). The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

(b) In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, may assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim unless the Indemnifying Party has first acknowledged and agreed that such Indemnifying Party will be responsible for any and all Losses arising out of such claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) such Third Party Claim seeks equitable or injunctive relief or could impose criminal liability or damages, (ii) if there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or (iii) if such Third Party Claim would be material and adverse to the Indemnified Party with respect to the transactions contemplated hereby. The Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 5.04(b), the Indemnified Party shall have the right to assume the defense of such Third Party Claim and the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party and the amount of any such settlement, provided that the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless  the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or  the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment  involves a finding or admission of wrongdoing,  does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or  imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

Section 5.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE V, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 5.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes, unless otherwise required by law.

Section 5.07 Exclusive Remedies. The parties acknowledge and agree that following the closing, the provisions of this ARTICLE V shall be their exclusive remedy for any and all claims relating to this Agreement, except for claims arising from intentional fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for specific performance or other equitable remedies. For the avoidance of doubt, this Section 5.07 shall not limit the rights and remedies of Buyer or Seller pursuant to any other contract or agreement, including the Note, Pledge, Guaranty and Security Agreement.

Section 5.08 Director and Officer Indemnification Liability.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof, an officer or director or manager of the Company, as provided in the governing or organizational documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The obligations of Buyer and the Company under Section 5.08 shall not be terminated or modified in such a manner as to materially adversely affect any director or officer to whom this Section 5.08 applies without the consent of such affected director or officer or manager (it being expressly agreed that the directors and officers and managers to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(c) In the event the Company (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.08.

ARTICLE VI
Miscellaneous

Section 6.01 Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document or other electronic document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Seller:	SharonAI, Inc. Email: Attention: Chief Legal Officer
with a copy to:	Sheppard Mullin Richter and Hampton LLP Email: Attention: Chad Ensz
If to Buyer:	New Era Energy & Digital, Inc. Email: Attention: E. Will Gray II, Chief Executive Officer
with a copy to:	Vinson & Elkins, L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Email: Attention: Sarah K. Morgan; Katherine Terrell Frank

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.08 No Third-Party Beneficiaries. Except as provided in ARTICLE V, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.12 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such legal suit, action, or proceeding, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.13 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16 Public Announcement. Neither party shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such party is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 6.16, the party making any Required Disclosure shall consult with the other party regarding the substance of the Required Disclosure and provide the other party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SharonAI, Inc.

By	/s/ Wolfgang Schubert
Name:	Wolfgang Schubert
Title:	Chief Executive Officer

New Era Energy & Digital, Inc.

By	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

Exhibit A

Form of Note

Exhibit B

Form of Assignment

Exhibit C

Form of Deed of Trust

Exhibit D

Form of Security Agreement

Exhibit E

Form of Control Agreement

Exhibit F

Form of Guaranty

Exhibit G

Form of Restated LLC Agreement

Exhibit 4.1

Execution Version

Original Issue Date: January 16, 2026

Principal Amount: $50,000,000

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Note”) is a duly authorized and validly issued debt obligation of New Era Energy & Digital Inc., a Nevada corporation (the “Company” or the “Borrower”), having its principal place of business at 4501 Santa Rosa Drive, Midland, Texas 79707 and is issued pursuant to and in accordance with the Purchase Agreement (as defined below) between the Company and the Holder (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to SharonAI, Inc., or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $50,000,000 (or such lower amount as remains outstanding at such time) and any other sums due hereunder on the Maturity Date (as defined below), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events with respect to any juridical entity: (a) the entity commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the entity, (b) there is commenced against the entity any such case or proceeding that is not dismissed within sixty days after commencement, (c) the entity is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the entity suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty calendar days after such appointment, (e) the entity makes a general assignment for the benefit of creditors, or (f) the entity, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Federal Reserve Bank is closed.

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of either the Company or TCDC, (b) TCDC sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company or members of TCDC, as applicable, immediately prior to such transaction cease to own in excess of fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction, or (c) the Company sells or transfers all or substantially all of its equity interests in TCDC to another Person and the stockholders of the Company or members of TCDC, as applicable, immediately prior to such transaction cease to own in excess of fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction.

“Collateral” shall have the meaning set forth in Section 8(k).

“Conversion Price” shall be the Daily VWAP of the Common Stock on the Nasdaq Global Market for the thirty Trading Days immediately preceding, but not including, the Maturity Date, Optional Redemption Date or the date of an Event of Default (the “Conversion Period”), as applicable, and as adjusted for any stock split, reverse stock split, in-kind dividend, stock combination recapitalization or other similar transaction involving the shares of Common Stock during such Conversion Period or Optional Redemption Period. Notwithstanding the foregoing, in no event shall the Conversion Price be less than 20% of the Nasdaq Official Closing Price on the date hereof.

“Daily VWAP” means the volume-weighted average price per share of Common Stock (calculated to the nearest one-hundredth of one cent) as displayed under the heading “Bloomberg VWAP” on the Bloomberg AQR screen page of New Era Energy & Digital, Inc. (or, if such page is not available, its equivalent successor page) in respect of the period beginning at 9:30:01 a.m., New York time (or such other time as the Nasdaq Global Market publicly announces is the official open of trading) and ending at 4:00:00 p.m., New York time (or such other time as the Nasdaq Global Market publicly announces is the official close of trading) on a given Trading Day.

“Event of Default” shall have the meaning set forth in Section 5(a).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest, in each case in the nature of a security interest securing indebtedness for borrowed money.

“Maturity Date” means, except to the extent earlier redeemed in accordance with Section 2 hereof, June 30, 2026.

“Note Register” shall have the meaning set forth in Section 2(b).

“Optional Redemption” shall have the meaning set forth in Section 2(c).

“Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of this Note elected by the Company to be redeemed, plus (b) accrued but unpaid interest on such principal amount and plus (c) in the case of any election by the Company to redeem this Note in full, all other amounts due in respect of this Note.

“Optional Redemption Date” shall have the meaning set forth in Section 2(c).

“Optional Redemption Notice” shall have the meaning set forth in Section 2(c).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 2(c).

“Optional Redemption Period” shall have the meaning set forth in Section 2(c).

“Original Issue Date” means the date of the first issuance of the Note, as set forth on the first page hereof, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of January 16, 2026 between the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms pursuant to which this Note is issued.

“TCDC” means Texas Critical Data Centers LLC, a Delaware limited liability company.

“Trading Day” means any day on which the Nasdaq Global Market is open for trading during its regular trading session, regardless of whether the Common Stock actually trades on such day; provided, that if the Common Stock is not listed on the Nasdaq Global Market at the applicable time, then “Trading Day” means any day on which the principal national securities exchange or trading market on which the Common Stock is then listed or quoted is open for trading during its regular trading session, regardless of whether the Common Stock actually trades on such day.

“Transaction Documents” means this Note, the Purchase Agreement, the Security and Pledge Agreement executed by Borrower and TCDC, the Issuer Control Agreement executed by Borrower and TCDC and the Guaranty executed by TCDC.

Section 2. Interest and Redemption.

a) Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of 10.00% per annum (the “Regular Interest Rate”) payable on the Maturity Date (the “Interest Payment Date”) (if the Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash. Upon the occurrence of an Event of Default and continuing until all amounts outstanding under this Note in respect of principal and interest are paid, the Company shall pay interest to the Holder on any past due amounts owing under this Note at the rate of 18% per annum (the “Default Interest Rate”).

b) Interest Calculations. Interest at the Regular Interest Rate or the Default Interest Rate, as applicable, shall be calculated for the actual number of days elapsed on the basis of a 365-day year and shall not compound. Interest at the Regular Interest Rate and Default Interest Rate shall be payable on the Maturity Date. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c) Optional Redemption. At any time after the Original Issue Date and before the Maturity Date, the Company may, deliver one or more written notices to the Holder (an “Optional Redemption Notice” and the date any such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election (provided that any such election may be delivered subject to and conditioned upon the closing and/or funding of any related transaction) to redeem all or any portion of the then outstanding principal amount of this Note together with interest accrued therein for cash in an amount equal to the Optional Redemption Amount on the tenth Business Day following any Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 10 Business Day period, the “Optional Redemption Period” and each such redemption, an “Optional Redemption”). The applicable Optional Redemption Amount is payable in full on the applicable Optional Redemption Date.

Section 3. Registration of Transfers and Exchanges.

a) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. The Company shall update the Note Register to reflect permitted transferees and assignees of the Note. The Note Register shall include the name and address of each Holder and principal amount (and stated interest) owing to each Holder pursuant to the terms of this Note.

Section 4. Conversion.

a) Conversion Event.  Holder has the right, at its option to convert an aggregate principal amount of up to $10 million of the Note (the “Conversion Amount”), into shares of the Borrower’s common stock, par value $0.0001 per share (“Common Stock”) solely upon the Maturity Date or upon any applicable Optional Redemption Date or in the case of the acceleration of the payment of the entire principal of this Note due to an Event of Default (such date, the “Accelerated Due Date”). The number of shares of Common Stock the Company issues upon such conversion (“Conversion Shares”) will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Conversion Amount by (y) the Conversion Price. At least five days prior to Maturity Date or Optional Redemption Date, as applicable, the Holder will notify the Borrower in writing of its option to convert a portion of this Note and the Conversion Amount to be converted.

b) Authorized Shares.  The Borrower represents that upon issuance, the Conversion Shares will be validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it will instruct its transfer agent to have the Conversion Shares issued as contemplated by Section 4(a) hereof, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers, and agents who are charged with the duty of causing the Borrower to electronically issue shares of Common Stock to execute and cause the Conversion Shares to be issued as contemplated by Section 4(a) hereof in accordance with the terms and conditions of this Note.

c) Method of Conversion.

(1) Payment of Taxes. The Borrower shall not be required to pay any documentary, stamp, transfer or similar tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(2) Delivery of Common Stock Upon Conversion. Upon conversion of this Note into Conversion Shares, the Borrower shall cause the issuance and delivery of the Conversion Shares in book-entry form on the books of the Company’s transfer agent as contemplated by Section 4(a) hereof) on the Maturity Date or the applicable Optional Redemption Date, as applicable, or promptly after notice of conversion from the Holder on or after the Accelerated Due Date.

d) Concerning the Shares. The Conversion Shares issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (“1933 Act”), or (ii) such shares are sold pursuant to an exemption from such registration. Subject to the removal provisions set forth below, until such time as the Conversion Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, each book-entry position for the Conversion Shares that has not been included in an effective registration or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Upon the request of the Holder, the legend set forth above shall be removed if, unless otherwise required by applicable state securities laws, such Conversion Shares are (i) sold pursuant to an effective registration statement filed under the 1933 Act, (ii) Holder provides a legal counsel opinion to the effect that a public sale or transfer of such Conversion Shares may be made without registration under the 1933 Act, or (iii) sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction; provided that the Holder has provided all documentation and evidence (which may include an opinion of counsel) as may be reasonably required by the Company or its transfer agent to confirm that such legend may be removed under applicable securities laws. The Company shall be responsible for the fees of its transfer agent associated with any such issuance. The Holder agrees to sell all Conversion Shares in compliance with applicable prospectus delivery requirements, if any.

e) Effect of Certain Events.

(1) Effect of Merger, Consolidation, Etc. The sale, conveyance or disposition of all or substantially all of the assets of the Borrower related to TCDC, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be treated pursuant to Section 4(e)(2) hereof.

(2) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to the full satisfaction of the conversion rights under Section 4(a), there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower related to TCDC other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in accordance with Section 4(a) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges prior to satisfaction of the conversion rights under Section 4(a).

f) Exchange Limitation. Notwithstanding anything in this Note to the contrary, the Company shall not issue any Conversion Shares upon conversion of this Note, if the issuance of such Conversion Shares, together with any shares of Common Stock issued in connection with the Purchase Agreement and with any other related transactions that may be considered part of the same series of transactions, would exceed 19.99% of the outstanding Common Stock of the Company or 19.99% or more of the outstanding voting power of the Company, each as of the date hereof (the “Nasdaq Maximum”), or that would otherwise violate the Company’s obligations under the rules or regulations of the Nasdaq Stock Market LLC, except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market LLC for issuances of shares of Common Stock in excess of such amount. The Company agrees to, as promptly as practicable and in no more than 90 days from the date hereof, hold a special meeting of stockholders to approve the issuance of Common Stock in excess of the Nasdaq Maximum. Any failure by the Company to issue shares as a result of the limitations imposed by this Section 4(f) shall in no way be considered (i) a breach or default of any provision of this Note or (ii) an Event of Default.

Section 5. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of this Note or (B) interest and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on a Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five Trading Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note and such failure shall remain uncured or unremedied for ten calendar days after receipt of written notice from the Holder of such failure;

iii. a breach, default, event of default or the failure to observe or perform any covenant or agreement (subject to any grace or cure period provided in the applicable agreement, document or instrument) by the Company or TCDC shall occur under any of the Transaction Documents (and not covered by any other clause of this Section 5) and such event shall remain uncured or unremedied for ten calendar days after receipt of written notice from the Holder of such event;

iv. [Reserved];

v. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect (or, to the extent such representation or warranty is qualified by materiality or material adverse effect, in any respect) as of the date when made or deemed made and such event shall remain uncured or unremedied for thirty calendar days after receipt of written notice from the Holder of such event;

vi. the Company or TCDC shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money that results in any such indebtedness greater than $2,500,000 in the aggregate becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii. the Company or TCDC or any Significant Subsidiary of the Company (as such term is defined in Rule 1.02(w) or Regulation S-X) shall be subject to a Bankruptcy Event;

viii. the occurrence of any Change of Control Transaction (other than any such Change of Control Transaction that results in the payment or other satisfaction in full of this Note);

ix. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, the Collateral of the Borrower or TCDC having an aggregate fair value or repair cost (as the case may be) in excess of $10,000,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within sixty days after the date thereof;

x. a final and non-appealable monetary judgment, writ or similar final process, as determined by a court of competent jurisdiction, shall be entered or filed against the Company or TCDC or any of their respective Collateral for more than $10,000,000 and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of sixty calendar days;

xi. prior to the payment in full and satisfaction of the amount owed under this Note, any security interest and Lien purported to be created by any Transaction Document shall cease to be in full force and effect, or shall cease to give the Holder, the Liens, rights, powers and privileges purported to be created and granted under such Transaction Documents (including a perfected priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Transaction Document)) in favor of the Holder, or shall be asserted by the Company or any affiliate(s) not to be a valid, perfected, priority (except as otherwise expressly provided in this Note, any such Transaction Document) security interest in or Lien on the Collateral covered thereby;

xii. if, at any time on or after the Original Issue Date, the Borrower’s Common Stock (A) is suspended from trading, (B) halted from trading, and/or (C) fails to be quoted or listed (as applicable) on the Nasdaq Stock Market LLC, or its successor or another national exchange, in each case, for a period of more than twenty trading days; and/or

xiii. the restatement of the audited financial statements filed by the Borrower with the SEC resulting from fraud or willful misconduct for any date or period from the year prior to the Original Issue Date of this Note and until this Note is no longer outstanding, other than (i) corrections that do not require a Form 8-K under Item 4.02(a) or reissuance of previously issued financial statements, or (ii) restatements required solely to reflect changes in GAAP first effective after the Original Issue Date.

b) Remedies Upon Event of Default. If an Event of Default has occurred and is continuing, Holder will have the right to accelerate payment of the entire principal of this Note, and, upon such acceleration, this Note will thereupon become forthwith due and payable, and the Company will forthwith pay to Holder the entire outstanding principal of, and all accrued interest on, this Note; provided, that in the case of an Event of Default under Section 5(a)(vii), the entire principal of this Note shall become immediately due and payable in full, and the Company will forthwith pay to Holder the entire outstanding principal of, and all accrued interest on, this Note. Commencing on the occurrence of any Event of Default and for as long an Event of Default is not cured, the interest rate on any past due amounts under this Note as set forth in Section 2 above shall accrue at the Default Interest Rate. Upon the payment in full in cash or other satisfaction in full of this Note (including by conversion or otherwise), the Holder shall promptly surrender this Note to or as directed by the Company. In connection with any acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may, while any Event of Default is continuing, enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Borrower shall pay the Holder hereof costs of collection, including reasonable and documented out-of-pocket attorneys’ fees.

Section 6. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not directly or indirectly:

a) lend money, give credit, make advances to or enter into any transaction with any affiliates of the Borrower, except (i) investments in subsidiaries and (ii) transactions that are entered into in the ordinary course of business, on fair and reasonable terms no less favorable to the Borrower than those that would have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an affiliate as determined in good faith by the Borrower’s board of directors or audit committee, and in compliance with applicable securities laws;

b) merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, license, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets related to TCDC whether now owned or hereafter acquired, in each case in a transaction that would constitute a Change of Control Transaction (other than any such Change of Control Transaction that results in the payment or other satisfaction in full of this Note); or

c) enter into, create, incur, assume or suffer to exist any Liens securing debt for borrowed money, on or with respect to any property, assets or revenues now owned or hereafter acquired without the consent of the Holder (not to be unreasonably withheld, conditioned or delayed).

Section 7. Affirmative Covenants. As long as any portion of this Note remains outstanding, the Company shall:

a) preserve, renew and maintain in all material respects in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization and take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, in each case except as would not reasonably be expected to cause a material adverse effect;

b) comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it, in each case except as would not reasonably be expected to cause a material adverse effect;

c) maintain proper books of record and account in conformity with GAAP consistently applied (subject, in the case of unaudited financial statements, to year-end and other adjustments required or recommended by independent auditors) are made of all financial transactions and matters involving the assets and business of the Company;

d) upon the occurrence of any Event of Default and for as long as an Event of Default is continuing, permit representatives of the Holder to visit and inspect any of the Company’s properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the Company’s affairs, finances and accounts with the Company’s directors and officers, all at the reasonable expense of the Company and at such reasonable times during normal business hours, provided, that Holder shall be limited to one such visit and inspection at Company’s expense during any calendar year;

e) the Company shall refrain from disclosing any material non-public information about the Company to the Holder, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company (as determined in the reasonable good faith judgment of the Holder), (i) the Holder shall promptly provide written notice of such breach to the Company and (ii) the Company shall publicly disclose such material, non-public information within 24 hours following demand therefor by the Holder; and

f) until the time that Holder does not own any Conversion Shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Company, at the email address or mailing address set forth on its signature page hereto, or such other electronic mail or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address, or address of the Holder appearing on the books of the Company, or if no such email address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement, or such other electronic mail or address as the Holder may specify for such purposes by notice to the Company delivered in accordance with this Section 8(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second (2nd)Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay (or satisfy via conversion in accordance with Section 4) the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

e) Amendment; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Costs of Collection and Enforcement. The Company agrees to pay any collection expense, court costs and, to the extent allowed by applicable law, reasonable and documented out-of-pocket attorneys’ fees and legal fees, (whether or not suit is commenced) which are incurred in the collection or enforcement of this Note or of any part hereof or any of the other Transaction Documents; and in the event suit is brought to enforce payment hereof, that such expenses, costs and fees be determined by a court sitting without a jury. Attorneys’ fees shall include any such reasonable and documented out-of-pocket fees incurred in any Bankruptcy Event, appellate or related ancillary or supplemental proceedings, whether before or after final judgment related to the enforcement or defense of this Note and any of the other Transaction Documents.

h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  It is agreed and understood that no party shall be liable to any other party for consequential, punitive, special, indirect or exemplary losses or damages alleged in connection with the Transaction Documents of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the party has been advised of the likelihood of such loss or damage and regardless of the form of action. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

i) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

k) Secured Obligation. The obligations of the Company under this Note are secured by the Company’s ownership interests in TCDC, and substantially all of TCDC’s assets (such assets, other than any expressly excluded under the terms of the Transaction Documents, the “Collateral”), in each case pursuant to the Security and Pledge Agreement, dated as of January 16, 2026, between TCDC, the Company, and the initial Holder and the Deed of Trust and Security Agreement, dated as of January 16, 2026, between TCDC and the initial Holder.

l) Tax Form. On or prior to the date on which the Holder acquires an interest in this Note (and from time to time upon the reasonable request of the Company), the Holder shall provide the Company a valid Internal Revenue Service Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Holder establishing that the Holder is exempt from U.S. federal backup withholding tax.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
	Name:	E. Will Gray II
	Title:	Chairman and Chief Executive Officer

Mailing Address for Notices:
Email Address for delivery of Notices:

Exhibit 10.1

CONSENT AND WAIVER

This Consent and Waiver (this “Waiver”) is granted as of January 16, 2026, by and between New Era Energy & Digital, Inc., a Nevada corporation (the “Company”), and the investor signatory hereto (the “Investor”), in accordance with that certain Securities Purchase Agreement, by and between the Company and the Investor, dated December 6, 2024 (the “Securities Purchase Agreement”) with reference to the following facts:

A. On December 6, 2025, the Company and the Investor entered into the Securities Purchase Agreement, pursuant to which, among other things the Company issued to the Investor certain warrants to purchase Common Stock (as defined in the Securities Purchase Agreement) (collectively, the “Existing Warrants”). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

B. The Company proposes to enter into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”, and together with related transaction agreements as contemplated by the MIPA, the “AI Transaction Documents”), by and among the Company and SharonAI, Inc., a Delaware corporation (the “Seller”), pursuant to which the Company will acquire Seller’s 50% interest in Texas Critical Data Centers, LLC (“TCDC,” and such transaction, the “AI Transaction”).

C. As consideration for the interests in TCDC, the Company intends to (1) make certain cash payments to Seller, (2) issue $10,000,000 in common stock or other units of the Company (the “Private Placement Securities”) to Seller in a private placement concurrent with and on the same terms as the Company’s next equity financing round (“Next Equity Financing”), and (3) in a private placement, issue a $50,000,000 senior secured convertible promissory note maturing June 30, 2026 (the “Convertible Note”), which will grant Seller the right to convert 20% of the amount owed into Common Stock of the Company. The Company intends to grant Seller the right to have the resale of shares of Common Stock issuable upon issuance, exercise or conversion of the Private Placement Securities and the Convertible Note registered on a registration statement.

C. Prior to the date hereof, the Investor delivered a term sheet to the Company with respect to a proposed offering of preferred stock of the Company (the “New Preferred Stock”) in the form attached hereto as Exhibit A-1 and certain waivers with respect to the Existing Warrants in the form attached hereto as Exhibit A-2 (collectively, the “Proposed Preferred Stock Transaction”)

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Waiver will become effective upon execution and delivery of this Waiver by the parties hereto (the “Effective Time”), and the Investor hereby agrees as follows:

1.	Consent and Waiver. . Effective as of the Effective Time, the Investor hereby consents to the AI Transaction and, solely to the extent reasonably necessary to permit, without restriction or limitation, the transactions contemplated by the AI Transaction and related AI Transaction Documents, the Investor hereby waives (a) any term or condition of the Securities Purchase Agreement, the Transaction Documents and the Existing Warrants, solely with respect to the AI Transaction and not with respect to any other transaction or offering, that would otherwise, restrict, prohibit or limit any term or condition of the AI Transaction, (b) any participation rights with respect to the securities issued to Seller in the AI Transaction and pursuant to the AI Transaction Documents and (c) in part, Section 1(c)(2) of the Existing Warrants such that no adjustment with respect to the Exercise Price (as defined in the Existing Warrants) shall occur as a result of any Dilutive Issuance of the Private Placement Securities and/or the Convertible Note, as applicable, prior to the occurrence of a Proposed Preferred Offering Failure (as defined below). For the avoidance of doubt, (i) the limited waiver in clause (c) above shall not waive any other adjustment to the aggregate number of shares of Common Stock issuable upon exercise of the Existing Warrants (without regard to any limitations on exercise set forth in the Existing Warrants) as a result of any reduction of the Exercise Price in accordance herewith or any other Dilutive Issuance and (ii) upon the occurrence of a Proposed Preferred Offering Failure, if any, the limited waiver in clause (c) above shall have no further force and effect (and any such adjustments in the Existing Warrants that would have occurred but for the limited waiver in such clause (c) above shall be made as of the date of such Proposed Preferred Offering Failure as if each such Dilutive Issuance occurred as of the date of such Proposed Preferred Offering Failure).

2.	Voluntary Reduction of Exercise Price. In accordance with Section 18 of Existing Warrant Number 1, originally issued on December 6, 2024 (the “First Existing Warrant”), at the Effective Time, the Company shall automatically be deemed to have voluntarily and permanently reduced the Exercise Price (as defined in the First Existing Warrant) of the First Existing Warrant to $2.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and the Investor herby consents to such reduction of the Exercise Price of the First Existing Warrant in accordance herewith.

3.	Cashless Waivers. After the Effective Time, if any, upon any exercise of an Existing Warrant by the holder of such Existing Warrant as of such time of determination (the “Holder”) pursuant to any given Exercise Notice (as defined in the Existing Warrants), subject to Section 1(g) of the Existing Warrants and solely to the extent at such time of exercise of such Existing Warrant a registration statement of the Company is not effective (or the prospectus contained therein is not available for use by the Investor) for the resale or issuance of all of the shares of Common Stock to be issued to such Holder pursuant to such Exercise Notice, such Holder may deliver to the Company a notice in the form attached hereto as Exhibit B (each, a “Cashless Waiver Notice”), pursuant to which (x) the Company shall, upon receipt of such Cashless Waiver Notice, be deemed to have waived, in full, the cash payment of the Aggregate Exercise Price with respect to such Exercise Notice and (y) the Holder shall be deemed to have waived the Holder’s right to exercise such aggregate portion of such Existing Warrant equal to the “Net Number” of shares of Common Stock (without regard to any limitations on exercise set forth therein) determined according to the following formula:

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which such Existing Warrant is then being exercised.

B = as elected by such Holder: (i) the VWAP of the shares of Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(88) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of such Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the Bid Price of the shares of Common Stock as of the time of such Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 1(a) hereof, or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) of such Existing Warrant after the close of “regular trading hours” on such Trading Day.

C = the Exercise Price then in effect at the time of such exercise.

Notwithstanding the foregoing, such Holder may not be permitted to submit a Cashless Waiver Notice, and such Cashless Waiver Notice shall not be valid, if the sum of (x) the Net Number of an exercise and (y) the aggregate number of shares of Common Stock in such exercise, collectively, exceeds the aggregate shares of Common Stock then issuable upon exercise of such applicable Existing Warrant (without regard to any limitations on exercise set forth therein).

4.	For the purpose of this Waiver the following definitions shall apply:

a.	“Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and such Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 14 of the Existing Warrants. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

b.	“Bloomberg” means Bloomberg, L.P.

c.	“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and such Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 14 of the Existing Warrants. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

5.	Irrevocable Transfer Agent Instructions. Within five (5) Trading Days of the Effective Time, the Company shall issue irrevocable instructions to its transfer agent in a form acceptable to the Investor (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of the Investor or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon the exercise of the Warrants (as the case may be) and/or in connection with any Cashless Exercise Notice, as applicable.

6.	Proposed Preferred Stock Transaction. If the Company fails to (x) execute and deliver definitive documentation with respect to the Proposed Preferred Stock Transaction, in form and substance reasonably satisfactory to the Investor (with the Investor negotiating such definitive documentation in good faith)(it being understood that such standard of reasonableness and good faith shall be consistent with the terms of the term sheets attached hereto as Exhibits A-1 and A-2 and as discussed on the parties’ telephone conference on January 16, 2026 and based upon past consummated transactions in which the Investor was a participant with Kelley Drye & Warren LLP as legal counsel), and (y) close the initial tranche of New Preferred Stock of the Company with the Investor as contemplated by the term sheet attached hereto as Exhibit A-1, in each case, on or prior to January 31, 2026 (with good faith progress negotiating such documentation with respect thereto during such interim period after the Effective Time through January 31, 2026) (a “Proposed Preferred Offering Failure”), in accordance with Section 18 of the Existing Warrants, upon the occurrence of a Proposed Preferred Offering Failure, the Company shall automatically be deemed to have voluntarily and permanently reduced the Exercise Price (as defined in the Existing Warrants) of the Existing Warrants to $1.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and the Investor herby consents to such reduction of the Exercise Price in accordance herewith.

7.	Miscellaneous.

a)	Acknowledgments. The Company hereby confirms and agrees that (i) the Securities Purchase Agreement shall continue to be in full force and effect; (ii) the execution, delivery and effectiveness of this Waiver shall not operate as an amendment, modification or waiver of any right, power or remedy of the Investor except to the extent expressly set forth herein.

b)	Disclosure. On or before 9:30 a.m., New York City time, on the earlier of (x) the first (1st) Trading Day after the time of execution of a securities purchase agreement with respect to the Proposed Preferred Stock Transaction and (y) the date of any Proposed Preferred Offering Failure, the Company shall file a Current Report on Form 8-K describing any material non-public information the Company may have provided to the Investor in relation to this Waiver or otherwise in the form required by the 1934 Act and attaching this Waiver as exhibits to such filing (the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents. In addition, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents on the one hand, and the Investor or any of its affiliates on the other hand, has terminated as of the date hereof and is of no further force or effect. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Investor with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Investor. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to any Investor without the Investor’s consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

c)	No Third Party Beneficiaries. This Waiver is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

d)	Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

e)	No Strict Construction. The language used in this Waiver will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

f)	Headings. The headings of this Waiver are for convenience of reference and shall not form part of, or affect the interpretation of, this Waiver.

g)	Severability. If any provision of this Waiver is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Waiver so long as this Waiver as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

h)	Fees and Expenses. Except for a non-accountable amount of $[ ], which shall be paid by the Company to Kelley Drye & Warren LLP on behalf of the lead investor, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Waiver.

i)	Amendments. No provision of this Waiver may be amended other than by an instrument in writing signed by the Company and the Investor.

j)	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Waiver and the consummation of the transactions contemplated hereby.

k)	Successors and Assigns. This Waiver shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

l)	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Carson City, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Waiver and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WAIVER OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Waiver to be duly executed as of the date first written above.

COMPANY:

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray
	Name:	E. Will Gray II
	Title:	Chief Executive Officer

[Signature Page to Consent and Waiver]

IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Waiver to be duly executed as of the date first written above.

INVESTOR:

ATW AI INFRASTRUCTURE II LLC

By:	ATW Partners Opportunities Management, LLC, its manager

By:	/s/ Kerry Propper
	Name:	Kerry Propper
	Title:	Managing Partner

[Signature Page to Consent and Waiver]

Exhibit A-1

CONFIDENTIAL

Preliminary Summary of Terms and Conditions

January 12, 2026

ATW Partners Opportunities Management, LLC, on behalf of its affiliates or assigns (the, “Investor”) are pleased to present the following summary of the preliminary terms and conditions (the “Term Sheet”) for a proposed purchase of securities issued by the Company (the “Financing”). This Term Sheet is for discussion purposes only and does not represent or constitute any commitment or agreement by Investor to arrange or provide any form of investment or financing to, or on behalf of, the Company or any affiliates thereof. Any offer, commitment, obligation of or agreement by Investor will only arise after completion of business, financial and legal due diligence by Investor, the negotiation and execution of the definitive documents for the Financing satisfactory to Investor, and the receipt by Investor of internal committee approvals. This Term Sheet does not include all the terms, conditions, covenants, representations, warranties, default clauses, and other provisions that Investor requires in the definitive documents for a Financing. Investor reserves the right to terminate discussions or negotiations at any time without cause. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that their respective agreements set forth in the sections titled “Indemnity”, “Legal Fees”, “Confidentiality” and “Governing Law” are intended to be, and are, binding and enforceable agreements of the parties with respect to the matters set forth therein and shall survive the termination or expiration of this Term Sheet.

Issuer:	New Era Energy & Digital, Inc. (NASDAQ: NUAI) (the “Company”).

Investor:	Certain funds managed by ATW Partners Opportunities Management, LLC, its affiliates or assigns (the “Investor”).

Convertible Preferred:	The purchase of up to $60,000,000 of stated value, in the form of convertible preferred (the “Preferred”), subject to applicable Funding Conditions, funded in multiple tranches (each funding and issuance of the Preferred, a “Tranche”) as follows:

Initial Tranche: $7,500,000 of stated value, funded at Closing.

Second Tranche: $7,500,000 of stated value, funded upon registration.

Subsequent Tranche(s): Up to $45,000,000 of stated value, funded in increments of $5 million per Tranche.

Subsequent Tranche Funding Conditions:	The Company may request a Subsequent Tranche after 30 trading days following the funding or effective registration of the prior Subsequent Tranche funded and upon meeting the following: (A) the General Funding Conditions (defined below), (B) for each day of the Measurement Period, a minimum daily turnover no less than $5 million and the daily VWAP of the Common Shares is greater than the Fixed Price, and (ii) minimum market capitalization of $45 million, and (C) the aggregate principal balance outstanding from prior Tranches is no greater than $2.5 million.

Investor may waive any condition to funding and may, at its discretion, consummate the funding of Tranche, in whole and in part, at any time. “Measurement Period” means the 30 trading days immediately preceding the measurement date.

Closing:	The execution and delivery of the definitive documents for the Facility (the “Closing”) targeted to occur 30 days after the execution of this Term Sheet.

Purchase Price:	93% of the stated value.

Preliminary Summary of Terms and Conditions	1

CONFIDENTIAL

Mandatory Redemption:	The Company shall redeem the Preferred on the 3-year anniversary from issuance at the Redemption Amount. “Redemption Amount” means, in connection to the Preferred redeemed, the sum of (i) the stated value of the Preferred redeemed, and (ii) accrued and unpaid dividends of such Preferred.

Amortization:	In regard to each Tranche of Preferred, commencing on the 9-month anniversary of the issuance of such Tranche, and continuing each calendar month through the Mandatory Redemption date (or until such Tranche is fully redeemed) (each, an “Amortization Redemption Date”), the Company shall make monthly payments equal to the sum of (i) 1/27th of the initial stated value of such Tranche, plus (ii) accrued and unpaid dividends applicable to redeemed Preferred (each instance, and “Amortization Redemption Amount”).

Optional Redemption:	At any time and from time to time, the Company may redeem, in its sole discretion, all or a portion of the outstanding Preferred at a redemption price that is equal to 130% of the stated value plus any accrued and unpaid dividends thereon.

Dividends:	Dividends accrue at a rate of 10% per annum, payable the earlier of (i) the redemption date and (ii) each quarter, in cash or, at the Company’s option, in-kind (subject to equity conditions).

Liquidation Preference:	The Preferred shall rank senior to other classes of equity.

Conversion:	The Preferred is convertible, in whole or in part, at any time after issuance, into common shares of the Company (the “Common Shares”) at a rate of 107% of the stated value (and accrued dividends) converted at the applicable Conversion Price.

Conversion Price:	The conversion price shall be the Fixed Price for six months following each issuance of the Preferred; provided that, for each issuance of Preferred starting on the 6-month anniversary of such issuance and through the Amortization Redemption Date (or until the applicable Amortization Redemption Amount is fully redeemed) (each, an “Amortization Redemption Period”), the Conversion Price of the Amortization Redemption Amount applicable to such Amortization Redemption Period shall be the lower of the Fixed Price and Market Price. “Fixed Price” means 120% of the closing price immediately prior to Closing (or the lowest Fixed Price then in effect). “Market Price” means the greater of (x) the Floor Price (as defined below), subject to cash true-up, and (y) the lowest daily VWAP during the 10 consecutive Trading Days immediately preceding the conversion date (the “Market Price”). For avoidance of doubt, until the Company shall have obtained the stockholder approval for the transaction, the aggregate number of shares of Common Stock issuable under the preferred shall be limited to 19.9% “Floor Price” means 20% of the Nasdaq Minimum Price as of the trading day ended immediately prior to, as applicable, either (x) the time of execution of the securities purchase agreement or (y) the closing of the applicable additional tranche. Definitive documentation shall include a stockholder meeting/approval requirement of 90 days of the initial closing date (120 if subject to a full review of the SEC).

Ownership Cap:	4.99% of the outstanding Common Shares of the Company.

Registration Rights:	The shares underlying the Facility (the “Registrable Shares”) shall be subject to customary registration rights, pursuant to which the Company shall file a resale registration statement to register the Registrable Shares (not otherwise registered under the Shelf Registration), assuming the lowest floor price allowable by the primary exchange, not later than 30 days following the Closing and have the registration statement declared effective as promptly as practicable thereafter. The Company shall use commercially reasonable efforts to continuously maintain the effectiveness of the registration statement until all the Registrable Shares have been sold or may be sold without restriction pursuant to Rule 144.

The Company shall pay all expenses of the Company related to the registration and listing of the Registrable Shares. In the event an additional registration statement is required, the Company shall file additional registration statements as soon as allowable under applicable SEC rules and regulations.

Preliminary Summary of Terms and Conditions	2

CONFIDENTIAL

General Funding Conditions:	Funding conditions customary for transactions of this nature, including, without limitation, due diligence, execution of definitive documents, MNPI cleansing, opinion of counsel, equity conditions, no material adverse change has occurred, shareholder approval in connection with Subsequent Tranches, the conditions provided herein, and other conditions as will be provided in the definitive documents.

Certain Documentation Matters:	The definitive documents, will include customary provisions for a transaction of this nature, including, but without limitation, representations and warranties, affirmative covenants, negative covenants, financial covenants, closing conditions, equity conditions, events of default and default terms.

Participation Rights:	For a period ending 2 years from Closing, Investor has the right to participate, subject to customary exceptions, up to 10% of in any privately placed equity or equity linked financing of the Company on the same terms as such other investor(s).

Due Diligence:	The Company shall provide all due diligence items reasonably required by the Investor in connection with the entry by the parties into the Preferred facility (the “Facility”). The Company shall furnish any supplemental information or documentation which Investor or its counsel reasonably deems necessary in connection with the Facility and the Fundamental Transaction.

Indemnity:	The Company hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Transaction (collectively, the “Advisors”). The Company shall indemnify and hold Investor harmless from and against any and all third-party claims, liabilities, costs and expenses (including reasonable and documented attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) resulting from a claim for any brokerage, placement agent, finder’s or similar fee by any third-party in connection with the transactions contemplated herein, provided that the Company shall have no obligation to indemnify the Investor to the extent such claim arises out of arrangements made by or on behalf of Investor or its affiliates or that results from bad faith, gross negligence or willful misconduct. The provisions of this Section “Indemnity” shall survive the expiration and termination of this term sheet and the repayment, expiration or termination of the Facility.

Legal Fees:	The Company shall reimburse the Investor for all of Investor’s documented legal and diligence fees and expenses incurred in connection with the Facility and the review of the Fundamental Transaction (the “Transaction Fees”), irrespective of whether or not the Closing occurs. At the time this Term Sheet is executed and delivered, the Company shall send a deposit with Investor in the amount of $50,000 in defrayal of the Transaction Fees (the “Initial Deposit”), with additional deposit(s) from time to time at the request of Investor or Investor’s counsel. Transaction Fees not otherwise reimbursed to Investor by the Company shall be paid in full by the Company at the time of Closing or the abandonment of the Transaction. At the Closing or abandonment of the Transaction, Investor shall refund any unused portion of the Initial Deposit.

Preliminary Summary of Terms and Conditions	3

CONFIDENTIAL

Governing Law:

This Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Nevada (without regard to conflicts of law principles). The parties hereby irrevocably consent to the exclusive jurisdiction of any Nevada state or United States federal court sitting in Carson County, Nevada over any action or proceeding arising out of or relating to this Term Sheet. Investor and Company irrevocably agree to waive all rights to trial by jury in any such action or proceeding. The parties agree to the exclusive venue in the State of Nevada.

Confidentiality:	Each of the Company and the Investor agrees to keep the terms contained in this Term Sheet and any related negotiations and documentation confidential (the “Confidential Information”) and not disclose the terms of any Confidential Information to any person (the “Confidentiality Requirement”) other than its respective officers, directors, managers,, employees, financial advisors, consultants, limited partners of the funds managed by Investor, prospective and actual equity and debt financing sources, or their respective accountants and attorneys, without the written consent of the other party except as required by law or requested by a governmental authority or self-regulatory organization. The Confidentiality Requirement shall survive the termination of this Term Sheet and/or the abandonment of the Transaction.

Counterparts:	This Term Sheet may be executed in one or more counterparts each of which shall be an original and all of which together shall be but one agreement.

Expiration:	This Term Sheet shall expire 7 days following the date first listed above unless first executed and delivered by the parties.

(Signature page follows)

Preliminary Summary of Terms and Conditions	4

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have executed this Preliminary Summary of Terms and Conditions as of the day of [   ], 2026.

INVESTOR:

ATW PARTNERS OPPORTUNITIES MANAGEMENT, LLC

By:
Name:
Title:

COMPANY:

NEW ERA ENERGY & DIGITAL, INC.

By:
Name:
Title:

Preliminary Summary of Terms and Conditions	5

Exhibit A-2

CONFIDENTIAL

Preliminary Summary of Terms and Conditions

January 12, 2026

ATW Partners Opportunities Management, LLC, on behalf of its affiliates or assigns (the, “Investor”) are pleased to present the following summary of the preliminary terms and conditions (the “Term Sheet”) for a proposed amendment of the terms of the Company’s Securities Purchase Agreement, dated as of December 6, 2024, by and among the Company and the Investor (the “WPA”) and certain warrants issued by the Company thereunder (the “Transaction”). This Term Sheet is for discussion purposes only and does not represent or constitute any commitment or agreement by Investor enter into any form of amendment or to arrange or provide any form of investment or financing to, or on behalf of, the Company or any affiliates thereof. Any offer, commitment, obligation of or agreement by Investor will only arise after completion of business, financial and legal due diligence by Investor, the negotiation and execution of the definitive documents for the Transaction satisfactory to Investor, and the receipt by Investor of internal committee approvals. This Term Sheet does not include all the terms, conditions, covenants, representations, warranties, default clauses, and other provisions that Investor requires in the definitive documents for a Transaction. Investor reserves the right to terminate discussions or negotiations at any time without cause.

Issuer:	New Era Energy & Digital, Inc. (NASDAQ: NUAI) (the “Company”).

Investor:	Certain funds managed by ATW Partners Opportunities Management, LLC, its affiliates or assigns (the “Investor”).

Description of Existing Warrants:	Subsequent Tranche Warrant: amount $20 million, expiration January 15, 2030 (“ST Warrant”)

First Tranche Warrant: amount $10 million, expiration September 15, 2026 (“FT Warrant”).

TCDC Transaction:	The Company entered into a binding term sheet, dated December 19, 2025 (the “Sharon Term Sheet”) to purchase from Sharon AI, Inc. (“Sharon AI”) its interest in Texas Critical Data Centers LLC (the “TCDC Transaction”) for $70 million of consideration (the “TCDC Consideration”) consisting of cash, common shares (“Consideration Shares”), and convertible notes (the “Consideration Notes”).

Sharon AI and ATM Facility:	In connection with the TCDC Consideration, Investor will: (i) waive any rights with respect to any Dilutive Issuance (as defined therein) triggered by the TCDC Consideration and any associated exercise price adjustments of the FT Warrant, except as described in Amendment (i) below, (ii) waive any rights with respect to Dilutive Issuance triggered by the TCDC Consideration and any associated exercise price adjustments of the ST Warrant, (iii) to the extent required, consent to the issuance of any securities by the Company to Sharon AI in connection with the TCDC Transaction, and (iii) consent to the Company’s contemplated “at the market” equity offering in an amount of up to $100 million in gross proceeds (subject to existing Dilutive Issuance provisions).

Preferred Facility:	As a result of the ATW Preferred facility Investor will waive any rights with respect to Dilutive Issuances of the ST Warrant and FT Warrant and any associated exercise price adjustments that may be triggered by the ATW Preferred Facility.

Amendments:

The Company and the Investor agree to amend (or exchange with respect to the warrants, as applicable) the terms of the SPA, FT Warrant and ST Warrant, as applicable, to (i) reduce the exercise price of the FT Warrant to $2.00 per share, (ii) add standard cashless exercise language to the FT Warrant and ST Warrant, (iii) remove the prohibition on the grant of registration rights accompanying securities issued consideration for acquisitions, including with respect to the TCDC Transaction, (iv) clarify that “Excluded Securities” include equity-linked consideration for acquisitions, except that future equity-linked consideration for other acquisitions will not be excepted from causing any dilutive issuance exercise price reset of the FT Warrant and ST Warrant, and (v) provide that specific negative covenants fall away (except as they may apply to any dilutive issuance exercise price reset) upon the exercise of all the FT Warrants and the ST Warrants representing 80% of the aggregate dollar exercise amount for such ST Warrants (such negative covenants to include: in the SPA, Clauses 4(j) “Additional Issuance of Securities” (other than the definitions included in such section), 4(m) “Other Warrants; Variable Securities”, and 4(q) “Restriction on Redemption and Cash Dividends.”

Preliminary Summary of Terms and Conditions	6

CONFIDENTIAL

Forced Exercise:	The Company shall have the right, subject to the Forced Exercise Notice Conditions, to deliver a forced exercise Notice (each, a “Forced Exercise”) to the holder(s) of the ST Warrant (for purposes of this section, the “Warrants”) stating a dollar amount to be exercised by the holder of the Warrants (the “Forced Exercise Amount”). The holder shall have 10 trading days from receiving such notice (the “Execution Period”) to exercise the applicable Forced Exercise Amount (which may be in increments). The date of delivery of such notice is the “Notice Date.”

“Forced Exercise Notice Conditions” means (i) during the thirty (30) trading day period ending on the trading day immediately preceding such date of determination (A) the daily VWAP of the common stock equals or exceeds 2.5x the exercise price in effect on such measurement day, and (B) the aggregate daily dollar trading volume (as reported on Bloomberg) of the common stock on the Nasdaq equals or exceeds $10 million; (ii) no Forced Exercise or voluntary exercise has occurred in the ten (10) trading day period immediately prior to the Notice Date; (iii) each Forced Exercise should not exceed the lower of (a) $5 million and (b) 10% of the median daily traded value of the common stock during the [ten (10)] trading day period immediately prior to the Notice Date; (iv) after giving effect to the Forced Exercise, the holder shall not be in violation of the beneficial ownership limitation in the applicable warrant and (v) during the Equity Conditions Measuring Period (as defined below), the Forced Exercise Equity Conditions have been satisfied.

“Equity Conditions” means, with respect to any given date of determination: (i) registration of the underlying shares; (ii) on each day during the period beginning thirty (30) calendar days prior to the Notice Date and ending on and including the Notice Date (the “Equity Conditions Measuring Period”), the common shares are listed on the Nasdaq nor shall delisting or suspension by Nasdaq have been threatened or reasonably likely to occur or pending as evidenced by (A) a writing by Nasdaq or (B) the Company falling below the minimum listing maintenance requirements; (iii) the Company shall have delivered all underlying shares (“Warrant Shares”) issuable upon prior exercise of the Warrants on a timely basis and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the applicable transaction documents with Investor (or its affiliates); (iv) the Warrant Shares may be issued in full without violating the rules or regulations of the Nasdaq; (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended fundamental transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) on each day during the Equity Conditions Measuring Period, the Company shall have no knowledge of any fact that would reasonably be expected to cause the applicable registration statement to not be effective or the prospectus contained therein to not be available for the resale by the Warrant holders; (vii) on each day during the Equity Conditions Measuring Period, the Warrant Holders shall not be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (viii) on each day during the Equity Conditions Measuring Period, there shall not have occurred any, Volume Failure or Price Failure; (ix) the issuance of Warrant Shares shall not cause a violation of the beneficial ownership limitation; (xi) no bona fide dispute shall exist, by and between any of the Warrant holders, the Company, Nasdaq, and/or FINRA with respect to any term or provision of the ST Warrants, this Agreement, or any other Agreement between with Investor(s); or (xii) other equity conditions customary for a transaction of this type (to be provided in the definitive document(s).

Preliminary Summary of Terms and Conditions	7

CONFIDENTIAL

“Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any four (4) trading days during the ten (10) trading day period ending on the trading day immediately preceding such date of determination fails to exceed $1.00 (not adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof).

“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Nasdaq on any four (4) trading days during the ten (10) trading day period ending on the trading day immediately preceding such date of determination, is less than $15,000,000.

Governing Law:	This Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Nevada (without regard to conflicts of law principles). The parties hereby irrevocably consent to the exclusive jurisdiction of any Nevada state or United States federal court sitting in Carson County, Nevada over any action or proceeding arising out of or relating to this Term Sheet. Investor and Company irrevocably agree to waive all rights to trial by jury in any such action or proceeding. The parties agree to the exclusive venue in the State of Nevada.

Confidentiality:	Each of the Company and the Investor agrees to keep the terms contained in this Term Sheet and any related negotiations and documentation confidential (the “Confidential Information”) and not disclose the terms of any Confidential Information to any person (the “Confidentiality Requirement”) other than its respective officers, directors, managers, employees, financial advisors, consultants, limited partners of the funds managed by Investor, prospective and actual equity and debt financing sources, or their respective accountants and attorneys, without the written consent of the other party except as required by law or requested by a governmental authority or self-regulatory organization. The Confidentiality Requirement shall survive the Exclusivity Period, the termination of this Term Sheet and/or the abandonment of the Transaction.

Counterparts:	This Term Sheet may be executed in one or more counterparts each of which shall be an original and all of which together shall be but one agreement.

Expiration:	This Term Sheet shall expire 7 days following the date first listed above unless first executed and delivered by the parties.

(Signature page follows)

Preliminary Summary of Terms and Conditions	8

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have executed this Preliminary Summary of Terms and Conditions as of the day of [   ], 2026.

INVESTOR:

ATW PARTNERS OPPORTUNITIES MANAGEMENT, LLC

By:
Name:
Title:

COMPANY:

NEW ERA ENERGY & DIGITAL, INC.

By:
Name:
Title:

Preliminary Summary of Terms and Conditions	9

Exhibit B

Cashless Waiver Notice

CASHLESS WAIVER NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EFFECT
THE WAIVER OF THE AGGREGATE EXERCISE PRICE OF A
WARRANT TO PURCHASE COMMON STOCK

New Era Energy & Digital, Inc.

The undersigned holder (the “Holder”) of the Warrant to Purchase Common Stock No. _______ (the “Warrant”) of New Era Energy & Digital, Inc., a Nevada corporation (the “Company”) is delivering this notice in connection with (i) that certain Consent and Waiver, dated January __, 2026, by and between the Company and the investor party thereto (the “Waiver”) and (ii) that certain Exercise Notice attached hereto as Schedule I (the “Exercise Notice”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Company Waiver of Aggregate Exercise Price. In accordance with the Waiver and contingent on the concurrent Cashless Waiver (as defined below), the Company is hereby deemed to have irrevocably waived the payment of the Aggregate Exercise Price otherwise due to be paid in cash pursuant to the Warrant and the Exercise Notice with respect to _______________ Warrant Shares required to be delivered to the Holder in accordance with the Exercise Notice (the “Company Waiver”).

2. Holder Waiver of Certain Exercise Rights. The Holder hereby represents and warrants that (i) the Exercise Notice was executed by the Holder at __________ [a.m.][p.m.] on _________ and (ii) if applicable, the Bid Price as of such time of execution of the Exercise Notice was $________. In accordance with the Waiver and in connection with the Exercise Notice and contingent on the concurrent Company Waiver, the Holder hereby irrevocably waives its right to exercise ________ of the Warrant Shares (the “Cashless Waiver”).

Date: _____________ __, ____

_________________________
Name of Registered Holder

By:
Name:
Title:

Tax ID:____________________________

E-mail Address:_____________________

Exhibit 99.1

New Era Energy & Digital Closes Acquisition of Remaining 50% of TCDC from Sharon AI

MIDLAND, Texas--(BUSINESS WIRE)--New Era Energy & Digital, Inc. (Nasdaq: NUAI) (“New Era” or the “Company”), a developer and operator of next-generation digital infrastructure and integrated power assets in the Permian Basin, today announced that it completed its acquisition of Sharon AI’s (OTC: SHAZ) 50% ownership interest in Texas Critical Data Centers LLC (“TCDC”), previously announced on Dec. 23, 2025 (read here.) Sharon AI will have no continuing ownership interest, governance rights, or control provisions with respect to the project.

E. Will Gray II, CEO of New Era Energy & Digital, commented: “We appreciate the support of Sharon AI throughout the development phase of TCDC. Their partnership helped us move the project forward, and we are grateful for their collaboration. This buy-out agreement reflects a constructive outcome for both parties and positions TCDC for its next stage of development as we shift from planning to execution.”

Advisors

Vinson & Elkins L.L.P. served as legal counsel to New Era. Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to Sharon AI.

About New Era Energy & Digital, Inc.

New Era Energy & Digital, Inc. (Nasdaq: NUAI) is a developer and operator of next-generation digital infrastructure and integrated power assets. With a growing portfolio of strategically located, vertically integrated resources including powered land and powered shells, the Company delivers turnkey solutions that enable hyperscale, enterprise, and edge operators to accelerate data center deployment, optimize total cost of ownership, and future-proof its infrastructure investments. For more information, visit: www.newerainfra.ai, and follow New Era Energy & Digital on LinkedIn and X.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) our ability to effectively operate our business segments; (b) our ability to manage our research, development, expansion, growth and operating expenses; (c) our ability to evaluate and measure our business, prospects and performance metrics; (d) our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry; (e) our ability to respond and adapt to changes in technology and customer behavior; (f) our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and (g) other factors (including the risks contained in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024). Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Contacts

New Era Energy & Digital, Inc. Investor and Media Contact:

Investor Relations

Email:

Tel +1 475 477 9401

Exhibit 99.2

New Era Energy & Digital Partners with Primary Digital Infrastructure to Co-Develop Up to 1+ Gigawatt Hyperscale Data Center Campus in Texas

MIDLAND, Texas--(BUSINESS WIRE)--New Era Energy & Digital, Inc. (Nasdaq: NUAI) (“New Era” or the “Company”), a developer and operator of next-generation digital infrastructure and integrated power assets in the Permian Basin, today announced it has partnered with Primary Digital Infrastructure, an independent data center investment platform, to co-develop Texas Critical Data Centers (“TCDC”). The parties will co-sponsor the project and jointly bring deep institutional expertise in energy, data center development, and institutional asset management to the approximately one-gigawatt-plus hyperscale campus. Located in Ector County, TCDC is being engineered specifically to support the next generation of hyperscale compute needs. The campus will feature both grid and behind-the-meter power generation solutions with significant future expansion potential.

E. Will Gray II, CEO of New Era Energy & Digital, commented: “The formation of our partnership with Primary Digital is a watershed moment for New Era Energy & Digital and a powerful validation of our vision. Their team’s unparalleled track record, from developing global data center portfolios to financing multi-billion dollar projects, provides the critical expertise required to execute a development of this scale. This partnership is instrumental in bringing the TCDC project to its final completion. We remain on track to sign a hyperscale anchor tenant in line with our previous guidance, and we believe this development will deliver significant and durable value to our NUAI shareholders and project stakeholders.”

As lead capital partner and co-sponsor, Primary Digital Infrastructure brings a comprehensive execution strategy to the TCDC hyperscale campus. Leveraging deep relationships with the world’s leading cloud and AI companies, the firm is well positioned to secure a hyperscaler anchor tenant for the project’s initial phase, located near Odessa, Texas. Simultaneously, Primary Digital Infrastructure’s capital-markets expertise will be instrumental in structuring and arranging the complex financing required for a project of this magnitude. This financial stewardship, combined with the team’s proven experience in delivering mission-critical data center facilities, provides a clear roadmap for the timely and on-budget completion of the campus, systematically de-risking the development from conception to commercial operation.

“The next wave of hyperscale and AI infrastructure is being built where power is abundant, flexible, and economically advantaged. This tactical co-development project exemplifies that shift while aligning with our strategy of building portfolios of high quality, risk-mitigated data center assets that are critical to tomorrow’s digital economy,” said Bill Stein, executive managing director and chief investment officer at Primary Digital Infrastructure. “With an experienced, well-capitalized partner like New Era, together we will deliver a strategically located, hyperscale-ready campus that is designed to meet the demands of investment grade tenants seeking reliable solutions for their advanced computing needs.”

Today’s news builds upon Primary Digital Infrastructure’s continued capital strategy and deal momentum, including its previously announced flagship initiative within the Stargate program, a $15 billion joint venture with Crusoe Energy Systems and Blue Owl Capital Corporation (NYSE: OWL) to develop a 1.2-gigawatt AI data center campus in Abilene, Texas. Among the largest AI-focused data center developments in the United States, the campus has secured more than $11.6 billion in combined debt and equity financing, underscoring the firm’s ability to attract and deploy institutional capital at scale.

About New Era Energy & Digital, Inc.

New Era Energy & Digital, Inc. (Nasdaq: NUAI) is a developer and operator of next-generation digital infrastructure and integrated power assets. With a growing portfolio of strategically located, vertically integrated resources including powered land and powered shells, the Company delivers turnkey solutions that enable hyperscale, enterprise, and edge operators to accelerate data center deployment, optimize total cost of ownership, and future-proof its infrastructure investments. For more information, visit: www.newerainfra.ai, and follow New Era Energy & Digital on LinkedIn and X.

About Primary Digital Infrastructure

Primary Digital Infrastructure is an investment platform that accelerates the growth of hyperscaler and AI-driven data centers. Founded by industry pioneers Bill Stein, David Ferdman, Peter Hopper, and John Sheputis, Primary Digital Infrastructure provides flexible capital solutions to premier data center owners and operators— including recapitalizations, outright acquisitions, and forward takeouts. The firm empowers operators to unlock capital, fuel expansion, and meet the rising demand for next-generation digital infrastructure. To learn more, visit https://primaryinfra.com/ and follow Primary Digital Infrastructure on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) our ability to effectively operate our business segments; (b) our ability to manage our research, development, expansion, growth and operating expenses; (c) our ability to evaluate and measure our business, prospects and performance metrics; (d) our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry; (e) our ability to respond and adapt to changes in technology and customer behavior; (f) our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and (g) other factors (including the risks contained in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024). Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Contacts

New Era Energy & Digital, Inc. Investor and Media Contact:
Investor Relations

Email:
Tel +1 475 477 9401

Primary Digital Infrastructure Media Contact:
Carol Hickins
Public Relations
Email: